                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant {X}

                 Filed by a Party other than the Registrant { }

                           Check the appropriate box:

                         { } Preliminary Proxy Statement
                         {x } Definitive Proxy Statement
                     { } Definitive Additional Materials { }
          Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
        { } Confidential, for Use of the Commission only (as permitted by
                                Rule 14a-6(e)(2))

                             LXR BIOTECHNOLOGY INC.
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      {x} No Fee Required.

      { } Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

      { } Fee paid previously with preliminary materials:
      { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                                [LXR Letterhead]

                                   May 7, 1999

      To Our Stockholders:

      You are cordially invited to attend the 1998 Annual Meeting of Stockholders of LXR Biotechnology Inc., to be held at the Company's offices at 1401 Marina Way South, Richmond, California, on Thursday June 10, 1999, at 10:00 a.m. P.D.T.

      The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

      It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.

                                                   Sincerely,

                                                   G. Kirk Raab
                                                   Chairman of the
                                                   Board of Directors

                             LXR BIOTECHNOLOGY INC.
                              1401 MARINA WAY SOUTH
                           RICHMOND, CALIFORNIA 94804

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the annual meeting of the Stockholders of LXR Biotechnology Inc., a Delaware corporation ("LXR" or the "Company"), will be held at 1401 Marina Way South, Richmond, California 94804 on Thursday, June 10, 1999, at 10:00 a.m. P.D.T. for the following purposes:

1. To elect 7 directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

               Brian Brookover              John Kane
               Eugene Eidenberg             Kenneth R. McGuire
               William R. Hambrecht         G. Kirk Raab
               Paul J. Hastings

2. To consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, from 3,849,850 shares to 4,849,850 shares.

3. To ratify the selection of KPMG LLP as independent accountants for the Company for the current fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 21, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                        By Order of the Board of Directors


                                        Patti M. Childs
                                        Director, Finance and Administration and
                                        Secretary


      Richmond, California
      May 7, 1999

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
--------------------------------------------------------------------------------



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

                             LXR BIOTECHNOLOGY INC.
                              1401 MARINA WAY SOUTH
                               RICHMOND, CA 94804

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

      GENERAL

      The accompanying proxy is solicited on behalf of the Board of Directors of LXR Biotechnology Inc., a Delaware corporation (the "Company" or "LXR"), for use at the annual meeting of stockholders of the Company to be held on Thursday, June 10, 1999 at 10:00 a.m., P.D.T. or at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at 1401 Marina Way South, Richmond, California. The Company's telephone number is (510) 412-9100.

      These proxy solicitation materials, together with the Company's 1998 Annual Report, are being mailed on or about May 7, 1999, to all stockholders of record on April 21, 1999.

      RECORD DATE

      Stockholders of record at the close of business on April 21, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, approximately 29,645,323 shares of the Company's Common Stock were issued and outstanding.

      REVOCABILITY OF PROXIES

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the meeting and voting in person.

      VOTING AND SOLICITATION

      Only holders of the Company's common stock are entitled to one vote for each share held as of the record date, and do not have cumulative voting rights.

      The cost of soliciting proxies will be borne by the Company. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

      QUORUM, ABSTENTIONS, AND BROKER NON-VOTES

      The required quorum for the transaction of business at the annual meeting is a majority of the shares of Common Stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.



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

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

      At the meeting, stockholders will elect members of the Company's Board of Directors (the "Board") to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director's earlier resignation or removal. The size of the Board is presently set at nine members. Two directors, L. David Tomei and Neil Flanzraich, are not standing for re-election. Accordingly, seven nominees are being proposed for election at the Meeting to be the seven directors of the Company. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the seven nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

The names of the nominees and certain information about them are set forth below:

                                                                                   Director
Name Of Nominee              Age        Principal Occupation                       Since
---------------              ---        --------------------                       --------
G. Kirk Raab(1)(3)           62         Chairman of the Board of Directors           1998

Eugene Eidenberg(1)(3)       58         Independent Consultant                       1994

Brian Brookover(2)           35         Portfolio Manager of Grace Brothers Ltd.     1998

Kenneth R. McGuire(2)        56         President of Burbank Aeronautical Corp.      1997

William R. Hambrecht(2)      62         President of W.R. Hambrecht & Co., LLC       1998

John Kane(1)(3)              59         President and Chief Operating Officer of     1998
                                        Cardinal Health, Inc.

Paul J. Hastings             39         President and Chief Executive Officer        1998


(1) Current member of the Audit Committee.

(2) Current member of the Compensation Committee.

(3) Current member of the Nominating Committee.

      G. Kirk Raab was elected Chairman of the Board of Directors in April 1998. Mr. Raab served as Interim Chief Executive Officer from April to August 1998. Prior to joining LXR, Mr. Raab served Genentech, Inc. as President, Chief Operating Officer and Director from 1985 to 1990, and Chief Executive Officer until 1995. Prior to that, he was President, Chief Operating Officer and Director of Abbott Laboratories. Mr. Raab currently serves as Chairman of Oxford GlycoSciences, Ltd., Shaman Pharmaceuticals, Inc. and Connectics Corporation. He also serves on the Board of Bridge Medical Inc., Accumetrics Inc. and Applied Imaging Inc. He holds a B.A. from Colgate University.

      Eugene Eidenberg was Chairman of the Board of Directors from October 1994 to August 1997. Since 1995, Mr. Eidenberg has served as Advisory Director of Hambrecht & Quist LLC in San Francisco, an investment banking firm. In addition, he is a director of Global Village Communications, Inc. of Sunnyvale, California. Mr. Eidenberg held senior positions in the federal government, serving as Secretary to the Cabinet and Assistant to the President during the Carter Administration. Mr. Eidenberg has a B.A. in political science from the University of Wisconsin and M.A. and Ph.D. degrees in political science from Northwestern University.

      Brian D. Brookover has been a Portfolio Manager of Grace Brothers, Ltd., a private investment management firm since 1996. Grace Brothers currently holds approximately 21% of the outstanding Common Stock of the Company since January 1996. Mr. Brookover also serves on the Board of Bell Geospace, Inc., a geophysical services company based in Houston, Texas. He holds a B.S. from University of Pennsylvania's Wharton School.

      Kenneth R. McGuire is President of Burbank Aeronautical Corporation, presently the largest independent supplier of noise suppression equipment to the commercial airline industry, which he founded in 1988. Mr. McGuire is also a principal stockholder in a number of biotechnology companies including Neoprobe Corporation, Molecular Geriatrics Corporation and Third Wave Technologies, Inc. Mr. McGuire has a B.S. in engineering physics from the United States Naval Academy and a J.D. from Columbia University School of Law.

      William R. Hambrecht is currently President of W.R. Hambrecht & Co., LLC, an entrepreneurial investment banking firm in San Francisco. Mr. Hambrecht previously served as Chairman of Hambrecht & Quist, an investment banking firm specializing in high-growth technology companies, which he co-founded with George Quist in 1968. Mr. Hambrecht also serves on the Board of Directors of Adobe Systems Inc., Calyx and Corolla. He received his B.A. from Princeton University.

      John C. Kane is currently President and Chief Operating Officer of Cardinal Health, Inc., and has served in that capacity since 1993. Mr. Kane held a number of operations and management positions at Abbott Laboratories from 1974 to 1993, including Vice President of its Puerto Rico operations and Vice President, Agriculture and Chemical Products Division. Most recently, he served as President of the Ross Laboratories Division in Columbus, Ohio. Mr. Kane also serves on the Board of Connectics Corporation. He holds a B.S. from West Chester State College.

      Paul J. Hastings was appointed President and Chief Executive Officer in August 1998. Mr. Hastings was President of Genzyme Therapeutics Worldwide from January 1997 to July 1998, responsible for Genzyme's largest and most profitable division marketing enzyme replacement therapy for rare genetic diseases, with additional responsibilities in product development and corporate collaborations. Mr. Hastings was President of Genzyme Therapeutics, Europe from January 1996 to January 1997; Vice President, General Manager, Genzyme Therapeutics, Europe from April 1995 to January 1996; and Vice President, Global Marketing, Genzyme Therapeutics from August 1994 to April 1995. Prior to that, Mr. Hastings was Vice President, Marketing and Sales, Vice President, General Manager, Synergen Europe from 1991 to 1994, Director of Market Planning 1989 to 1991. Mr. Hastings was previously Senior Product Manager at Hoffman La Roche from 1987-1989. Mr. Hastings received a B.S. in Pharmacy from the University of Rhode Island.


REQUIRED VOTE

      The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them at a duly held stockholder meeting at which a quorum of the voting power is represented, will be elected as directors.


                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                         EACH OF THE NOMINATED DIRECTORS

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

      The Board of Directors met nine times during 1998. Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee.

      Messrs. Raab, Eidenberg and Kane are the current members of the Company's Audit Committee. The Audit Committee met once during 1998. The Audit Committee reviews the Company's accounting practices, internal control systems and Securities and Exchange Commission ("SEC") filings. The Audit Committee also meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits.

      Messrs. Hambrecht, McGuire, and Brookover are the current members of the Company's Compensation Committee. The Compensation Committee met three times during 1998, and acted by unanimous written consent once. The Compensation Committee recommends compensation for officers and employees of the Company, grants options and stock awards under the Company's 1993 Stock Option Plan, as amended, and reviews and recommends adoption of and amendments to stock option and employee benefit plans.

      Messrs. Eidenberg, Kane and Raab are the current members of the Company's Nominating Committee. The Nominating Committee met once during 1998. The Nominating Committee is responsible for reviewing potential candidates for service on the Board of Directors.

      During 1998, all of the directors, except Mr. Flanzraich and Mr. Hambrecht, attended at least 75% of the combined total of meetings (including actions by written consent) of the Board and committees on which they served. Mr. Flanzraich attended 70% of the combined total number of meetings of the Board and Mr. Hambrecht attended 55% of the combined total number of meetings of the Board.

COMPENSATION OF DIRECTORS

      Mr. Raab received $126,231 for his service as Chairman of the Board of Directors and as acting Chief Executive Officer from April 1998 to August 1998. No other director received any additional compensation for his service as director. See "Executive Compensation" below for information with respect to compensation paid during 1998 to Dr. Tomei, Mr. Raab, Mr. Hastings and Dr. Picker. In addition, each director was reimbursed for actual business expenses incurred in attending each Board meeting. Each outside director also receives an annual option grant to purchase 5,000 shares of Common Stock pursuant to the Company's 1993 Directors Stock Option Plan as a result of his appointment and subsequent service as a director. Any non-employee who becomes Chairman of the Board in the future will receive an additional, one-time option grant to purchase 10,000 shares of Common Stock as of the date such person becomes Chairman of the Board. Further, the Board has decided to grant each director who is not an employee or substantial stockholder an option to acquire 40,000 shares upon joining the Board; the Board has also decided to grant every director an additional 10,000 options at the end of each full year of service on the Board. During 1998, non-employees directors were granted options to purchase 35,000 shares of Common stock at a weighted average exercise price of $1.77 per share. Non-employee directors were also granted options outside the 1993 Stock Option Plan to purchase 190,000 shares of Common Stock at a weighted average exercise price of $2.65 per share. Although these options were granted outside the 1993 Stock Option Plan, they have substantially the same terms as options granted under the 1993 Stock Option Plan.


--------------------------------------------------------------------------------
PROPOSAL NO. 2
                 APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN
--------------------------------------------------------------------------------

      The Company's Board of Directors approved an amendment to the Company's 1993 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock reserved for issuance under the Stock Option Plan by 1,000,000 shares, from 3,849,850 shares to 4,849,850 shares. Stockholder approval of this amendment is being sought (i) for the purpose of qualifying options to purchase any of such 1,000,000 shares as incentive stock options
(ISOs), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) in accordance with the rules of the American Stock Exchange, to permit listing on that exchange any of such shares purchased by officers, directors or key employees whether or not the Company could otherwise obtain listing without such approval. Since there are currently only 607,380 shares remaining available for issuance as ISOs under the Stock Option Plan, the Board believes that adding shares to the Stock Option Plan is necessary to permit the Company to retain and potentially to attract quality employees by providing them with appropriate equity incentives and to remain competitive in the industry.

      The Stock Option Plan was adopted by the Board in May 1993 and approved by the Company's stockholders in August 1993. In April 1995, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock authorized for issuance under the Stock Option Plan from 449,850 to 749,850, and the Company's stockholders approved the amendment at the June 1995 Annual Meeting of Stockholders. In February 1996, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock authorized for issuance thereunder from 749,850 to 1,049,850, and the Company's stockholders approved that amendment at the June 1996 Annual Meeting of Stockholders. In February 1997, the Board amended the Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder from 1,049,850 to 1,849,850, and the Company's stockholders approved that amendment at the June 1997 Annual Meeting of Stockholders. In March and April of 1998, the Board approved the increase in the number of shares available for issuance thereunder, from 1,849,850 to 3,849,850, and the Company's stockholders approved that amendment at the June 1998 Annual Meeting of Stockholders. In February 1999, the Board approved the increase in the number of shares available for issuance thereunder from 3,849,850 shares to 4,849,850 shares. That increase is the subject of this solicitation. These additional shares, however, will not be eligible for ISO treatment unless stockholder approval is obtained.

      Set forth below is a summary of the principal features of the Stock Option Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Stock Option Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Stock Option Plan. Any such request should be directed as follows: Secretary, LXR Biotechnology Inc., 1401 Marina Way South, Richmond, California 94804; telephone number (510) 412-9100; facsimile (510) 412-9109.

      PURPOSE. The purpose of the Stock Option Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified employees, officers, directors, consultants, independent contractors and advisers by granting to such persons options to purchase shares of the Company's Common Stock.

      NUMBER OF SHARES. The maximum number of shares that may be issued pursuant to options granted under the Stock Option Plan is 4,849,850 shares; provided, however, that no more than 3,849,850 of such shares may be issued pursuant to ISOs unless the proposed amendment is approved by the stockholders.

      ADMINISTRATION. The Stock Option Plan provides that it may be administered by the Board or a committee appointed by the Board. Currently, the Stock Option Plan is administered by the Compensation Committee, the members of which are appointed by the Board. The Compensation Committee currently consists of Messrs. McGuire, Hambrecht and Brookover, who are members of the Board and are "non-employee directors" as that term is defined in the rules promulgated under the Exchange Act. Other than as disclosed in this Proxy Statement, members of the Compensation Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the Stock Option Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants; provided, however, that, prior to April 20, 1998, the Committee had delegated to the Company's Chief Executive Officer certain limited authority with respect to the grant of options to persons who are not (a) officers or directors of the Company or (b) persons whose transactions in the Company's Common Stock are subject to
Section 16(b) of the Exchange Act. The Committee also has the authority to construe and interpret any of the provisions of the Stock Option Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees. Because grants under the Stock Option Plan are made at the discretion of the Committee, future grants under the Stock Option Plan are not determinable. Options may be granted under the Stock Option Plan until May 2003.

      ELIGIBILITY. All employees, officers, directors, consultants, independent contractors and advisers of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive option grants under the Stock Option Plan. On March 31, 1999, approximately 26 employees were eligible to receive options under the Stock Option Plan.

      Both ISOs and nonqualified stock options ("NQSOs") may be granted under the Stock Option Plan. The Stock Option Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the Stock Option Plan.

      VESTING. Subject to the provisions of the Stock Option Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the Stock Option Plan. Options granted under the Stock Option Plan on or after March 11, 1996 generally vest as to 25% of the shares after one year and as to 2.083% of the shares monthly thereafter for three additional years. Options granted under the Stock Option Plan before March 11, 1996 generally vest as to 20% of the shares after one year and as to 1.667% of the shares monthly thereafter for four additional years.

      EXERCISE PERIOD. Options granted under the Stock Option Plan must be exercised within ten years of the option grant date (or such shorter time as may be specified in the grant evidencing the option), except that an ISO granted to a person owing ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the option grant date (or such shorter time as may be specified in the grant evidencing the option).

      EXERCISE PRICE. The Committee determines the exercise price of each option granted under the Stock Option Plan. The exercise price must be at least equal to the Fair Market Value (as defined in the Stock Option Plan as the closing price of the Company's Common Stock on the last trading day before the date of grant) per share of the Company's Common Stock on the date the option is granted, except that the exercise price of an option granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On April 23, 1999, the Fair Market Value of the Company's Common Stock was $0.25 per share.

      PAYMENT OF EXERCISE PRICE. To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. With respect to all options under the Stock Option Plan as currently in effect, payment may be made in cash or, where approved by the Committee in its sole discretion and where permitted by law, by other specified forms of payment.

      TERMINATION OF OPTIONS. Under the Stock Option Plan, if an optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, may be exercised by the optionee within the 90 days after such termination (or such shorter time as may be specified in the grant evidencing the option), but in no event later than the expiration date of the option. A longer exercise period may apply in the event of termination of an optionee's association with the Company because of the optionee's death or disability. If an option granted pursuant to the Stock Option Plan expires or terminates for any reason without being exercised in whole or in part, the shares thereby released from such option will again become available for grant and purchase under other options subsequently granted under the Stock Option Plan.

      ADJUSTMENT OF OPTION SHARES. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the Stock Option Plan. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a substantial portion of the Company's assets are distributed, without consideration, to the stockholders of the Company in a spin-off or similar transaction, the number of shares of Common Stock available for option grants under the Stock Option Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

      ASSUMPTION OR SUBSTITUTION OF OPTIONS; EXPIRATION OF OPTIONS NOT ASSUMED OF SUBSTITUTED. Under the Stock Option Plan, in the event of (i) a merger or consolidation in which the Company is not the surviving corporation (with certain exceptions), (ii) a dissolution or liquidation of the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for an acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), any or all outstanding options may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute an equivalent option or provide substantially similar consideration to optionees as was provided to stockholders (after taking into account the existing provisions of the optionee's options, such as the exercise price and the vesting schedule). The successor corporation may also issue, in place of outstanding shares of the Company held by an optionee as a result of the exercise of an option that is subject to repurchase, substantially similar shares or other property subject to similar repurchase restrictions no less favorable to the optionee. In the event such successor corporation, if any, refuses to assume or substitute options, as described above, pursuant to a transaction described above, or there is no successor corporation, and if the Company is ceasing to exist as a separate corporate entity, the options will expire on a date at least 20 days after the Board gives written notice to the optionee specifying the terms and conditions of such termination.

      AMENDMENT AND TERMINATION OF THE STOCK OPTION PLAN. The Committee may amend or terminate the Stock Option Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that the Committee cannot, without the approval of the stockholders of the Company, make changes which would require stockholder approval under the Internal Revenue Code. No amendment of the Stock Option Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent.

      OUTSTANDING OPTIONS UNDER THE STOCK OPTION PLAN. The following information with respect to outstanding options under the Stock Option Plan is provided as of March 31, 1998. A total of 35 persons held options under the Stock Option Plan to purchase an aggregate of 3,165,798 shares of Common Stock (including both ISOs and NQSOs), with a weighted average exercise price of $1.30 per share; currently there are 607,380 shares of Common Stock available for future grants under the Stock Option Plan. Over the term of the Stock Option Plan, the following Named Executive Officers (as defined in "Executive Compensation," below) have been granted options (excluding expired options) to purchase shares of Common Stock under the Stock Option Plan: G. Kirk Raab, 500,000 shares; Paul
J. Hastings, 1,000,000 shares; L. David Tomei, Ph.D.;

718,800 shares; and Samuil R. Umansky, M.D., Ph.D., D.S.C., 200,000 shares. Current executive officers as a group (including Patti M. Childs, and excluding David Tomei, Ph.D.) have been granted options to purchase 1,725,000 shares. All employees as a group, other than executive officers, have been granted options to purchase 555,349 shares. In addition, as of March 31, 1999, the following directors and executive officers have been granted non-qualified stock options outside the Stock Option Plan (but on substantially the same terms as options under the plan): G. Kirk Raab, 250,000 shares; 50,000 shares each to Eugene Eidenberg, William Hambrecht, Neil Flanzraich, and John Kane; and 10,000 shares each to Brian Brookover, Ken McGuire and L. David Tomei, Ph.D. All of the foregoing outstanding options under the Stock Option Plan expire from 2003 to 2009 (subject to earlier termination if an optionee's relationship with the Company terminates).

      NEW PLAN BENEFITS. The amounts of future option grants under the Stock Option Plan to (i) the Company's Chief Executive Officer, (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the 1998 fiscal year, (iii) all current executive officers as a group, (iv) all current directors who are not executive officers as a group, and (v) all employees, including all officers who are not executive officers, as a group, are not determinable because, under the terms of the Stock Option Plan, such grants are made in the discretion of the Committee or its designees. Future option exercise prices under the Stock Option Plan are not determinable because they are based upon the fair market value of the Company's Common Stock on the date of grant.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

      THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


INCENTIVE STOCK OPTIONS

      Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture" (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

      Sale Of Option Shares. If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO is exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) is taxable as ordinary income, and the Company is entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to income and employment tax withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code. The timing and amount of income from a Disqualifying Disposition and the beginning of the optionee's holding period for determining whether capital gain or loss is long- or short-term may be affected if option stock is acquired subject to a repurchase right or other "substantial risk of forfeiture" (including in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

      Exercise With Stock. If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned non-statutory option stock is used to exercise an ISO.

NONQUALIFIED STOCK OPTIONS

      Award; Exercise. An optionee is not taxable upon the award of an NQSO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election") with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be the fair market value of the shares on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on or immediately after that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the NQSO and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

      Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

      Sale Of Option Shares. Upon sale, other than to the Company, of shares acquired under an NQSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. Certain reduced capital gains rates apply if the shares are held for longer periods. If stock is sold to the Company, rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

      Exercise With Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of an NQSO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are taxable to the optionee and are treated as newly acquired with a basis equal to their fair market value on the date of exercise.

      If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

      Erisa Information. The Company believes that the Stock Option Plan is not subject to any of the provisions of the Employment Retirement Income Security Act of 1974, as amended ("ERISA").

SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

      The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under a Company plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under a Company plan should consider whether to file a
Section 83(b) Election at the time they acquire stock under a Company plan in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.

REQUIRED VOTE

      Approval of the amendment to the 1993 Stock Option Plan requires the affirmative vote of a majority of the votes cast by stockholders who are present or represented at a duly held stockholders meeting at which a quorum of the voting power is represented.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                    OF THE AMENDMENT TO THE STOCK OPTION PLAN




--------------------------------------------------------------------------------
                                   PROPOSAL 3
--------------------------------------------------------------------------------
      RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS
                          FOR THE CURRENT FISCAL YEAR

      The Company has selected KPMG LLP as its independent accountants to perform the audit of the Company's financial statements for 1999, and the stockholders are being asked to ratify such selection. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

      The affirmative vote of the holders of a majority of the votes cast by stockholders who are present or represented at a duly held stockholders meeting at which a quorum of the voting power is represented is required to approve the appointment of the independent auditors.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                OF THE SELECTION OF THE INDEPENDENT ACCOUNTANTS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the summary Compensation Table under the caption "Executive Compensation" below and (iv) all directors and executive officers as a group.

                                                 AMOUNT AND
                                                  NATURE OF
NAME OF                                          BENEFICIAL             PERCENT OF
BENEFICIAL OWNER                                 OWNERSHIP(1)           CLASS(%)(1)(2)
----------------                                 ------------           --------------
Grace Brothers, Ltd.(3)                           6,205,034               20.9%
1560 Sherman Ave. Suite 900
Evanston, IL 60201

Kenneth R. McGuire(4)                             4,253,771              14.35%
3000 North Clybourn, Hanger 34
Burbank, CA 91505

L. David Tomei, Ph.D.(5)                            602,628               2.03%

William Hambrecht(6)                                584,762               1.97%

Eugene Eidenberg(7)                                  66,228               *

Samuil Umansky, M.D., Ph.D., D.Sc.(8)                 8,500               *

Neil Flanzraich(9)                                   13,541               *

G. Kirk Raab(10)                                     83,330               *

Brian Brookover(11)                                 151,666               *

John Kane(12)                                        23,125               *

Paul J. Hastings                                          0               *

Donald H. Picker                                          0               *

All directors and executive officers as a group   5,789,301              19.53%
(11 persons)(13)

------------------
*    Represents beneficial ownership of less than one percent of the Common
     Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Percentage of beneficial ownership is based on 29,645,323 shares of Common Stock outstanding as of March 31, 1999.

(3) Based on the Schedule 13D/A filed with the SEC on March 31, 1999 by Grace Brothers, Ltd.

(4) Based on the Amended Forms 3 and 4 filed with the SEC on March 6, 1998 by Kenneth R. McGuire. Includes a warrant for 8,000 shares of Common Stock held by Mr. McGuire that is immediately exercisable and 10,187 shares subject to options exercisable within 60 days of March 31, 1999.

(5) Includes 40,000 shares held by BT Alex Brown. TTEEFBO L.D. Tomei and 427,628 shares subject to options exercisable within 60 days of March 31, 1999.

(6) Based on Form 4 filed with the SEC on February 2, 1998 by William Hambrecht. Includes 13,333 shares subject to options exercisable within 60 days of March 31, 1999.

(7) Includes 31,228 shares subject to options exercisable within 60 days of March 31, 1999. Also includes 35,000 shares held of record by the E. Eidenberg Trust.

(8) Includes 8,500 shares subject to options exercisable within 60 days of March 31, 1999.

(9) Includes 13,541 shares subject to options exercisable within 60 days of March 31, 1999.

(10) Includes 83,330 shares subject to options exercisable within 60 days of March 31, 1999.

(11) Based on Form 3 filed with the SEC on January 22, 1998 by Brian Brookover. Mr. Brookover is the Portfolio Manager of Grace Brothers, Ltd. Includes 1,666 shares subject to options exercisable within 60 days of March 31, 1999. Mr. Brookover disclaims ownership of the shares held by Grace Brothers, Ltd.

(12) Includes 13,125 shares subject to options exercisable within 60 days of March 31, 1999.

(13) Includes the shares stated to be subject to options exercisable within 60 days in footnotes (4) - (12).


                                   MANAGEMENT

EXECUTIVE OFFICERS

      The names of the present executive officers of the Company and certain information about them are set forth below:

Name Of Executive Officer                   Age      Principal Occupation
-------------------------                   ---      --------------------
Paul J. Hastings                            39       President and Chief Executive Officer

Samuil R. Umansky, M.D., Ph.D., D.Sc.       56       Chief Scientific Officer and Vice
                                                     President, Molecular Pharmacology

Patti M. Childs                             31      Secretary and Director, Finance and
                                                    Administration

      Additional information with respect to Dr. Umansky and Ms. Childs is set forth below. Information with respect to Mr. Hastings is set forth above under "Directors/Nominees".

      Samuil R. Umansky, M.D., Ph.D., D.Sc., Chief Scientific Officer of the Company from August 1997, and Vice President, Molecular Pharmacology since January 1996. From February 1993 to January 1996, he served as Director of Cell Biology. Prior to joining the Company, Dr. Umansky was a professor at the Institute of Biological Physics of the USSR Academy of Science from 1968 to 1993. In 1987, Dr. Umansky was awarded the Soviet State Prize for his work in the field of radiation treatment induced cell death and is recognized internationally for his research on apoptosis. He is a founder of the USSR Radiobiological Society and a member of the Radiological Scientific Council of the USSR Academy of Sciences. Dr. Umansky has published numerous articles in both Soviet and Western journals, including the first description of apoptosis-related DNA fragmentation. Dr. Umansky holds an M.D., a Ph.D., and a Doctorate of Science in radiation biology from the highest committee of Attestation of Scientists, awarded on the basis of his studies at the Institute of Biological Physics, the USSR Academy of Science.

      Patti M. Childs was appointed Secretary and Director, Finance and Administration in December 1998. Ms Childs was the Company's Assistant Controller from January 1996 through November 1998. Prior to joining the Company, Ms. Childs was an accountant with KPMG Peat Marwick LLP since August 1989, most recently as Audit Manager. Ms. Childs received a B.S. in Business Administration from St. Mary's College of California in Moraga and is a Certified Public Accountant in the State of California.

                             EXECUTIVE COMPENSATION

      The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to the Company and its subsidiary during each of 1996, 1997 and 1998 by (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1998 and whose individual aggregate annual salary and bonus exceeded $100,000 (the persons referred to in clauses (i) and (ii) above are collectively referred to as the "Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                     ANNUAL COMPENSATION                COMPENSATION AWARD
                                              --------------------------------------     ------------------
                                                                                             Securities
                                                                                             Underlying
Name And Principal Position                   Year        Salary($)         Bonus($)         Options(#)
---------------------------                   ----        ---------         --------         -----------
G. Kirk Raab ............................      1998      $ 126,231         $      --           755,000
Chairman, Board of Directors

Paul J. Hastings ........................      1998      $  94,712         $  25,542(1)      1,000,000
President and Chief Executive Officer

L. David Tomei, Ph.D ....................      1998      $ 240,000(2)      $      --           300,000
Former Chief Executive Officer                 1997        240,000         $  40,000            58,800
Former Vice President and Chief                1996        186,921         $  80,000(3)        165,000
Scientific Officer

Donald H. Picker, Ph.D ..................      1998      $ 416,683(4)      $ 111,965(5)             --
Former President & Chief Operating             1997        225,000            75,617
Officer                                        1996         48,606            15,000           310,000

Samuil R. Umansky, M.D., Ph.D., D.Sc.....      1998      $ 153,000         $      --           131,500
Vice President, Molecular                      1997      $ 120,000         $  15,000            20,000
Pharmacology                                   1996         97,103             3,300            15,000

------------------
(1) Includes $25,542 in reimbursement for relocation expenses.

(2) Includes $100,000 severance payment under the terms of his consulting agreement.

(3) Includes $40,000 paid in 1996 in connection with services rendered in 1995.

(4) Includes $225,000 severance payment, of which approximately $145,000 was used to repay the loan and accrued interest owed by Dr. Picker to the Company.

(5) Includes $42,660 as reimbursement of relocation expenses and $19,305 in temporary living expenses.

(6) Includes $12,704 as reimbursement of relocation expenses, $52,394 in rent and taxes, $2,308 in utilities and taxes, and $8,211 in moving expenses.

                               OPTION INFORMATION

      The following table sets forth further information regarding individual grants of stock options during the 1998 fiscal year to each Named Executive Officer. All such options were granted pursuant to the Stock Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable
                                                                                          Value at Assumed
                    Number of                                                             Annual Rates of Stock
                    Securities          Percent of Total                                  Price Appreciation
                    Underlying          Options Granted     Exercise                      for Option Term
                    Options Granted     to Employees in     Price          Expiration     ---------------------
Name                (#)(1)              Fiscal Year(2)      Per Share(3)   Date(4)          5%           10%
------------------  ----------------    ----------------    ------------   ------------   -------      -------
G. Kirk Raab               5,000             0.2              $ 0.875 (5)    2/3/2008     $    7,126   $   11,348
                         250,000             7.8                0.875        2/13/2008       356,321      567,381
                         500,000            15.6                0.875        4/20/2008       712,641    1,134,762
Paul J. Hastings       1,000,000            31.2                0.875 (5)    8/13/2008     1,425,283    2,269,525
L. David Tomei           300,000             9.4                3.3125       4/20/2008     1,618,714    2,577,532
Donald H. Picker              --              --                    --          --                --           --
Samuil R. Umansky         56,500             1.8                0.875 (5)    2/12/2008        80,528      128,228
                          75,000             2.3                0.875        7/29/2008       106,896      170,214



(1) Generally, options granted on or after March 11, 1996 become exercisable with respect to 25% of the shares after one year from date of grant and with respect to 2.083% of the shares for each full month thereafter that the optionee renders services to the Company.

(2) The Company granted options to purchase 3,205,066 shares of the Company's Common Stock to employees in 1998. This does not include options to purchase 2,472,482 shares granted in connection with the stock option re-pricing program adopted by the Board of Directors in October 1998.

(3) Stock options are awarded with an exercise price equal to the Fair Market Value of the Company's Common Stock on the date of grant, which is defined in the Stock Option Plan as the closing price of the Company's Common Stock on the last trading day before the date of grant.

(4) Options generally expire ten years from the date of grant or at the time of the optionee's termination of employment or consulting relationship with the Company.

(5) These stock options were re-priced to $0.875 in October 1998. The original options were granted at prices ranging from $1.875 to $3.3125.

OPTION REPRICING

      In October 1998, the Company's Board of Directors adopted a stock option repricing program pursuant to which the Company took action to reprice outstanding options held by employees of the Company to purchase common stock of the Company to $0.875 per share and to restart the vesting schedule for all options so repriced. Under this program, options to purchase 2,472,482 shares of the Company's common stock were repriced, including 2,178,000 options held by Named Executive Officers. Options held by non-employees were not repriced. The repricing program was approved to provide a financial incentive tied to a restarting of the vesting schedule to encourage employees, including Named Executive Officers, to continue as employees of the Company during a period in which the Company expected to face serious scientific and business challenges.

      The following table sets forth a summary of repriced options held by each Named Executive Officer at December 31, 1998:

                           TEN-YEAR OPTION REPRICINGS

                               Number of                                           Length of
                               Securities   Market price  Exercise                 original option
                               underlying   of stock at   price at    New          term remaining
                               options      time of       time        exercise     at date of
Name              Date         repricing    repricing     repricing   price        repricing
----------------- -----------  ----------   ----------    ----------- -----------  -------------
G. Kirk Raab         12/3/98       5,000     $ 1.1250     $ 2.3125     $ 0.875      110 months
                                 250,000       1.1250       2.5000       0.875      110 months
                                 500,000       1.1250       3.3125       0.875      112 months

Paul J. Hastings    12/11/98   1,000,000       1.3750       2.0000       0.875      116 months

L. David Tomei      11/20/96     125,000       2.0625       4.1250       2.125      112 months

Samuil R. Umansky   12/11/98      25,000       1.3750       1.8750       0.875       80 months
                                  15,000       1.3750       2.1250       0.875       91 months
                                  20,000       1.3750       1.8750       0.875      104 months
                                  56,500       1.3750       2.4375       0.875      110 months
                                  75,000       1.3750       1.8750       0.875      115 months

      The following table sets forth certain information concerning the number and aggregate value of unexercised options held at December 31, 1998 by each Named Executive Officer. There were no option exercises during 1998 by any Named Executive Officer.

                       OPTION VALUES AT DECEMBER 31, 1998

                                  Number Of Securities           Value Of Unexercised
                                 Underlying Unexercised          In-The-Money-Options
                              Options At Fiscal Year-End(#)    At Fiscal Year-End(1)($)
                              -----------------------------  ----------------------------
Name                          Exercisable    Unexercisable   Exercisable    Unexercisable
----                          -----------    --------------  -----------    -------------
G. Kirk Raab                    55,555         694,445        $ 20,833      $ 260,417
Paul J. Hastings                             1,000,000                        375,000
L. David Tomei                 255,727         163,073          21,250
Donald H. Picker
Samuil R. Umansky                8,500         191,500         10,370          71,813

-----------------
(1) Calculated on the basis of the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1998 ($1.25 per share), minus the exercise price, multiplied by the number of shares underlying the option.

                     COMPENSATION AND SEVERANCE ARRANGEMENTS

      In February 1998, the Company entered into a consultant agreement (the "Consultant Agreement") with G. Kirk Raab, which provides for compensation consisting of an option to purchase 250,000 shares of Common Stock (the "Stock Option"). According to the vesting schedule in the Consultant Agreement, options to purchase 50,000 shares vested immediately, and the balance vest at a rate of 1/36th per month. The Board of Directors may accelerate the vesting of 100,000 of the stock options upon achievement of certain milestones. In April 1998, Mr. Raab was elected Chairman of the Board of Directors, and appointed Interim Chief Executive Officer. As Chairman of the Board of Directors, Mr. Raab received base compensation in the amount of $180,000 per year, and an additional option to purchase 500,000 shares of Common Stock, which vest over four years. In February 1999, the Board approved, at Mr. Raab's request, a temporary indefinite reduction in Mr. Raab's salary to $90,000 per year.

      In August 1998, the Company entered into an employment agreement with Paul
J. Hastings, its new President and Chief Executive Officer (CEO), which provides for an annual salary of $250,000. Under the agreement, the CEO was granted options to purchase 1,000,000 shares of the Company's common stock under the provisions of the Company's 1993 Stock Option Plan. According to the vesting schedule, 25% will vest after one year and 2.083% will vest each month thereafter. This agreement also provided for reimbursement of certain relocation costs and a loan of $150,000, which may be forgiven over a three year period, subject to certain conditions. The loan bears interest at the minimum rate required by the Internal Revenue Service. Any remaining balance of the loan will become due and payable if the CEO resigns or is terminated. If the Company terminates the CEO without cause, he will be entitled to receive severance equal to one year's salary. As of December 31, 1998, the Company had advanced the $150,000 loan under this agreement, all of which is outstanding and is included in notes receivable from related parties at December 31, 1998. Also, as of December 31, 1998, the Company has paid approximately $38,000 in relocation and temporary living expenses under this agreement.

      In July 1998, the Company terminated its employment agreement with L. David Tomei, its former Chief Executive Officer (CEO) and entered into a consulting agreement to complete existing projects and other projects as mutually agreed with the Company over a three year period. Under the terms of the Consulting Agreement, the consultant will receive cash compensation of $20,000 per month over the three year term of the Consulting Agreement. Also, options to purchase 418,800 shares of the Company's common stock granted to him as an employee of the Company will continue to vest during the term of the Consulting Agreement. In addition, the consultant was granted options to purchase 300,000 shares of the Company's common stock under the Consulting Agreement. These options will vest over four years.

      In October 1998, the Company terminated its employment agreement with Donald H. Picker Ph.D., its former President and Chief Operating Officer (COO). Under the terms of the termination agreement, the Company made a severance payment of $225,000, of which approximately $145,000 was used to repay the note receivable and accrued interest owed by Dr. Picker to the Company. For the years ended December 31, 1998 and 1997 the Company had paid Dr. Picker approximately $62,000 and $67,000, respectively, for relocation and temporary living expenses under the employment agreement.

      In February 1998, the Board of Directors approved a proposal to terminate the Company's Independent Consulting agreement with Mark J. Tomei, its former Chief Financial Officer and settle its severance obligation to Mr. Tomei of $290,000 by paying $78,500 in cash and issuing 90,000 shares of common stock valued at $211,500. As of December 31, 1998, the shares had been issued and approximately $56,500 had been paid in cash. The remaining $22,000 was paid in January 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's Compensation Committee is composed of three non-employee directors: Brian Brookover, Kenneth R. McGuire and William R. Hambrecht, none of whom is an officer or employee of the Company. Mr. Brookover is an employee of Grace Brothers, Ltd., the Company's largest shareholder.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
          ON EXECUTIVE COMPENSATION AND REPRICING OF STOCK OPTIONS (1)

COMPENSATION PHILOSOPHY

         The primary goal of the Company has been to align compensation with the Company's business objectives and performance. The Company's aim has been to attract, retain and reward executive officers and other employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between employee compensation and the creation of stockholder value, the Board of Directors has adopted a total compensation package comprised of base salary, cash bonus and stock option awards.

          The Company's current evaluation of its strategic alternatives and the planned reduction in the size of the Company's staff are expected to significantly affect the Company's compensation policy in the near term, although the Board of Directors is not yet prepared to adopt new policies until its assessment of the Company's strategic position has been completed.

          Key elements of the compensation package have been:

      The Company has paid salaries at least competitive with those of leading biotechnology companies with which the Company competes for talent.

      The Company has maintained incentive opportunities designed to motivate and reward achievement of specific company and individual goals. The availability of these incentives has been designed to ensure that the total compensation for employees would be competitive with the industry.

      The Company has provided significant equity-based incentives for executives and other employees to ensure that individual's would be motivated over the long term to respond to the Company's business challenges and opportunities as owners.

SALARY COMPENSATION

      The salary compensation for all employees, including executive officers, has been based upon the compensation of employees in similar positions in other biotechnology companies, in accordance with published biotechnology compensation survey information and based upon the advice of consultants to the Company. Since the Company has experienced significant reductions in staff, the Company has particularly focused on establishing appropriate salary levels and other benefits to motivate those employees remaining on staff to choose to stay with the Company. Salary adjustments for 1998 were based on each individual's performance.

      In making compensation decisions regarding the executive officers other than the Chief Executive Officer, the Compensation Committee carefully reviewed the progress made in the programs headed by each officer and the role of these officers in the scientific and business development of the programs of the Company. In 1998 the Company entered into agreements with two of the Company's executive officers pursuant to which they departed as employees of the Company and entered into negotiated severance arrangements that the Compensation Committee believes were appropriate in light of the level of service, including any continuing consulting obligations, and the seniority of these officers. In addition, the Compensation Committee relied on market survey information in making its compensation decisions.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

      The Chief Executive Officer joined the Company in the second half of 1998. His initial salary and stock option grants were determined on the basis of negotiations between the Board of Directors and the Chief Executive Officer with due regard to his experience, competitive salary information and market conditions at the time. The decision to reprice the stock options of the Chief Executive Officer in October 1998, as well as those of other employees of the Company, was made in order to motivate the Chief Executive Officer to continue his service to the Company, notwithstanding a significant deterioration in the price of the Company's common stock and the Company's need to restructure its scientific and business programs.

      In 1998 the Compensation Committee also made decisions regarding the compensation of the Chairman of the Board who acted for part of the year as the Interim Chief Executive Officer. The compensation of the Interim CEO was also determined based on the experience, competitive salary and market conditions at the time, as well as on the Company's need to retain an individual with the degree of experience and knowledge of the Interim Chief Executive Officer.

      In addition, the Compensation Committee took action with respect to the termination of employment of the Company's previous Chief Executive Officer based on the Company's desire to obtain new leadership in connection with the restructuring of the Company's business.

INCENTIVE COMPENSATION AND REPRICING OF  STOCK OPTIONS

      The Company's primary incentive program presently consists of the 1993 Plan, as amended.

      The 1993 Plan utilizes vesting periods to encourage employees to continue in the employ of the Company. Through option grants, employees receive equity incentives to build long-term stockholder value. At the time of hiring, each employee receives a standard initial stock option grant for such employee's job position at the Company which vests over four years. The Compensation Committee intends to reevaluate the granting of stock options in connection with the current assessment of the Company's strategic alternatives.

      The exercise price of options granted under the 1993 Plan is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only to the extent that the Company's Common Stock appreciates in the long term.

      In 1998, the Compensation Committee granted stock options to the Chief Executive Officer and to the Chairman of the Board, who served during part of 1998 as Interim Chief Executive Officer. Also, the Compensation Committee granted stock options to certain of the Company's previous executive officers in connection with their severance arrangements. The grants of stock options to the new Chief Executive Officer and the Interim Chief Executive Officer were made based on the experience of these individuals and the competitive and market position of the Company at the time these decisions were made.

      As stated above, the Compensation Committee, with the approval of the Board of Directors, acted in October 1998 to reprice stock options granted to the Company's employees, including the Chief Executive Officer and the Chairman of the Board. The Committee and the Board acted out of concern that the deterioration of the Company's stock price, combined with the previous reduction in staff, restructuring of the Company's scientific and business programs and hiring of new management, as well as the significant challenges facing the Company at the time, made it imperative to retain the Company's key employees, including its Chief Executive Officer and the Chairman of the Board. The Committee and the Board considered various alternative ways in which to best accomplish the repricing of the stock options, and chose to set the price at the then current fair market value of the Company's common stock and to restart the vesting period of stock options benefiting from the repricing.

CERTAIN TAX CONSIDERATIONS

      Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

      The Compensation Committee has determined that the stock options granted under the 1993 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant should be treated as "performance-based compensation."

      From the members of the Compensation Committee of LXR Biotechnology Inc.

          Brian Brookover

          Kenneth R. McGuire

          William R. Hambrecht

(1) The material in this report is not "soliciting materials," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                      COMMON STOCK PRICE PERFORMANCE GRAPH

      The following graph sets forth the cumulative return on $100 invested in the Company's Common Stock, the S&P 500 Stock Index ("S&P 500") and the AMEX Biotechnology Index ("AMEX Biotech") over a five year period. The initial investment is assumed to be made on June 30, 1994 and the values are calculated as of December 31 of each year.

      The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    LXR Stock             S&P 500               AMEX Biotech
                                    ---------             -------               ------------
December 31, 1994                     $100                  $100                    $100
December 31, 1995                      215                   138                     129
December 31, 1996                      276                   170                     131
December 31, 1997                      291                   227                     164
December 31, 1998                      153                   292                     175


                              CERTAIN TRANSACTIONS

COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

      For information concerning compensation and severance agreements between the Company and each of certain executive officers, see "Executive Compensation" and "Compensation and Severance Arrangements" above.

FINANCING TRANSACTIONS

      In December 1997 and January 1998, the Company sold 5,714,286 shares of common stock at $1.75 per share through a series of private placement offerings (the "Private Placements"), aggregating $10 million in total gross proceeds and approximately $9.4 million in net proceeds. In February 1998, the Company sold to William R. Hambrecht an additional 571,429 shares of the Company's Common Stock through a private placement offering at a price of $1.75 per share. In March 1998, the Company sold Grace Brothers, Ltd., 1,000,000 shares of common stock at $1.00 per share in a private placement offering (the "Private Placement"), aggregating $1 million in total gross proceeds and issued Grace Brothers Ltd., an additional 60,000 shares in consideration of its acting as a broker-dealer in the transaction. As a result of the Private Placements, Grace Brothers, Inc. increased its share of the Company's Common Stock to 6,205,034 shares, representing approximately 20.9% of the Company's outstanding shares.

LITIGATION-RELATED MATTERS

      The Company and five of its past or present directors and officers are named as defendants in Katz vs. Blech, ("Katz") and Degulis vs. LXR Biotechnology Inc., et al. ("Degulis"). One of the five, Mark Germain, a former director and former chairman of the Company, is named as a defendant in the above two cases and also in In re Blech Securities Litigation, ("In re Blech"). In addition, L. Scott Minick, James D. Coombes and Mark J. Tomei, all former directors and former officers of the Company, are defendants in Katz and Degulis; and Christopher Henney, a former director, is a defendant in Katz. The Company was previously named as a defendant in In re Blech but was dismissed by the Court as a party to the litigation on June 6, 1996.

        All three cases are brought on behalf of classes of persons purchasing common shares of the Company prior to September 21, 1994, and assert claims arising out to the Company's Initial Public Offering and subsequent trading of those shares.

        The Company announced on January 25, 1999, that it had reached an agreement in principle with plaintiffs' class action counsel to settle the above litigation against the Company and the five former officers and directors. The agreement provides for payment of $500,000, of which approximately $155,000 is to be paid by the Company and approximately $345,000 is to be paid by the Company's insurer.

        The settlement agreement is subject to negotiation and execution of a detailed stipulation of settlement between the parties, submission of the stipulation of settlement to the court, provision of notice to class members of the settlement terms, a fairness hearing, and financial approval of the settlement by the court. The Company cannot predict exactly how long these procedures will take or when final dismissal will be obtained.

        The above settlement agreement does not constitute an acknowledgement of wrongdoing by the Company or its former officers and directors.

        The Company has also agreed to settle a claim for indemnity from the independent underwriter in the initial public offering in the amount of $12,500.

        For the years ended December 31, 1998, 1997, and 1996, the Company incurred expenses of approximately $256,000, $140,000, and $111,000, respectively, relating to this litigation. As of December 31, 1998, $170,000 had been reserved for payment of the proposed settlements.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 7, 2000 in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the American Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the Company's most recent fiscal year, except that Mr. Mark Tomei inadvertently did not report one transaction. This omission was corrected by reporting the transaction on his year-end Form 5. Also, Dr. L. David Tomei was out of the country and unable to complete one filing reporting two transactions within the time period allowed, and as a result, his filing was late.

                             ADDITIONAL INFORMATION

      The Company's Annual Report for the fiscal year ended December 31, 1998 is being mailed with this Proxy Statement to stockholders of the Company.

                                 OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, LXR BIOTECHNOLOGY INC., 1401 MARINA WAY SOUTH, RICHMOND, CALIFORNIA 94804.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF LXR BIOTECHNOLOGY INC.

June 10, 1999

      The undersigned hereby appoints Paul J. Hastings and Patti Childs, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of LXR Biotechnology Inc. (the "Company") to be held at 10:00 a.m. on Thursday, June 10, 1999, at the Company's offices located at 1401 Marina Way South, Richmond, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

PROPOSAL 1.  ELECTION OF DIRECTORS.

{ }     FOR all nominees listed below       { }   WITHHOLD AUTHORITY to vote for
        (except as indicated to the               all nominees listed below
        contrary below)

Nominees:

               Brian Brookover               John Kane
               Eugene Eidenberg              Kenneth R. McGuire
               William R. Hambrecht          G. Kirk Raab
               Paul J. Hastings

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:



     -----------------------------------------------------------------------


--------------------------------------------------------------------------------
PROPOSAL 2. AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN TO INCREASE THE
      NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES, FROM 3,849,850 SHARES TO 4,849,850 SHARES.
--------------------------------------------------------------------------------

       {   }   FOR          {   }   AGAINST       {   }   ABSTAIN

--------------------------------------------------------------------------------
PROPOSAL 3. RATIFYING THE SELECTION OF KPMG LLP AS THE INDEPENDENT ACCOUNTANTS.
--------------------------------------------------------------------------------

       {   }   FOR          {   }   AGAINST       {   }   ABSTAIN



THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES AND FOR PROPOSALS 2 AND 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LXR BIOTECHNOLOGY INC.

                         Signature(s) of stockholder(s):

                         Dated __________________________, 1999

                         Signature (print title, if applicable)

                         Signature (print title, if applicable)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Please check the following box if you plan to attend the meeting:

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
--------------------------------------------------------------------------------